Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price for each offering is as follows:

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with respect to notes linked to the EURO STOXX 50® Index, $1,226,000; and
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with respect to notes linked to the S&P 500® Futures Excess Return Index, $1,022,000.